Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 18, 2015	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FOURTH QUARTER AND FULL YEAR 2014 RESULTS;

FULL YEAR ADJUSTED EARNINGS PER SHARE GROWS 20%

Fourth Quarter 2014 Highlights

•                  Adjusted EBITDA was $292 million compared to $313 million in the prior year period.  Pro forma for the Rockwood acquisition our adjusted EBITDA was $300 million compared to $341 in the prior year period.  The decrease was primarily attributable to lower earnings in our Pigments and Additives division.

•                  Adjusted diluted income per share was $0.33 compared to $0.48 in the prior year period.

•                  Net loss attributable to Huntsman Corporation was $38 million compared to net income of $41 million in the prior year period.

•                  Approximate negative foreign currency adjusted EBITDA impact of $11 million compared to the prior year period, primarily from a stronger U.S. dollar against major European currencies.

Full Year 2014 Highlights

•                  Adjusted EBITDA was $1,340 million compared to $1,213 million in the prior year.   Pro forma for the Rockwood acquisition our adjusted EBITDA was $1,495 million compared to $1,323 in the prior year period.

•                  Adjusted diluted income per share was $1.94 compared to $1.61 in the prior year, an increase of 20%.

•                  Net income attributable to Huntsman Corporation was $323 million compared to $128 million in the prior year.

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts, unaudited	2014	2013	2014	2014	2013

Revenues	$2,951	$2,705	$2,884	$11,578	$11,079
Pro forma revenues(2)	$2,937	$3,052	$3,258	$12,723	$12,598

Net (loss) income attributable to Huntsman Corporation	$(38)	$41	$188	$323	$128
Adjusted net income(1)	$81	$118	$147	$478	$390

Diluted (loss) income per share	$(0.16)	$0.17	$0.76	$1.31	$0.53
Adjusted diluted income per share(1)	$0.33	$0.48	$0.60	$1.94	$1.61

EBITDA(1)	$141	$225	$293	$1,022	$889
Adjusted EBITDA(1)	$292	$313	$356	$1,340	$1,213
Pro forma adjusted EBITDA(2)	$300	$341	$396	$1,495	$1,323

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2014 results with revenues of $2,951 million and adjusted EBITDA of $292 million.

Peter R. Huntsman, our President and CEO, commented:

“2014 was a remarkable year for us; our differentiated businesses that include our MDI urethanes, Performance Products, Advanced Materials and Textile Effects collectively increased their adjusted EBITDA by more than $200 million.  I am encouraged by the attractive growth profile of these businesses and expect them to perform even better in 2015.

We have a number of initiatives underway that will improve the competitiveness and strength of our entire company.  We are investing in growth projects that we expect will add more than $200 million of annual EBITDA over the next few years.  We are aggressively taking action to deliver $130 million of synergies as we integrate the businesses we purchased from Rockwood this past October.  In addition, we recently took action to rationalize our European titanium dioxide capacity with expected EBITDA benefits of approximately $35 million.

Notwithstanding near term headwinds and shocks to the business landscape such as meaningful movements in foreign currency rates and lower priced oil, I believe we are well positioned to deliver increased earnings, an improvement in free cash flow and increased shareholder value over the next several years.”

Segment Analysis for 4Q14 Compared to 4Q13

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended December 31, 2014 compared to the same period in 2013 was primarily due to lower PO/MTBE average selling prices and the impact of a stronger U.S. dollar against major European currencies, partially offset by higher MDI local currency average selling prices and increased MDI sales volumes.  PO/MTBE average selling prices decreased following lower pricing for high octane gasoline.  MDI average selling prices increased in the Americas and Europe, partially offset by lower component pricing in China.  MDI sales volumes grew in the Americas and Asia and were essentially flat in Europe.  Adjusted EBITDA was essentially flat as higher MDI margins offset most of the $7 million negative impact from the stronger U.S. dollar against major European currencies.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended December 31, 2014 compared to the same period in 2013 was due to lower sales volumes, partially offset by higher average selling prices.  Sales volumes decreased primarily due to the sale of our European surfactants business in the second quarter of 2014, partially offset by increased sales volumes in amines and maleic anhydride.  Average selling prices increased in response to higher raw materials costs and continued strong market conditions for amines, maleic anhydride and specialty surfactants, partially offset by the impact of a stronger U.S. dollar against major European currencies.  The decrease in adjusted EBITDA was primarily due to lower sales volumes and $5 million of inventory revaluation costs as a result of our successful efforts to reduce our investment in inventory.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended December 31, 2014 compared to the same period in 2013 was due to lower sales volumes, partially offset by higher average selling prices and improved sales mix.  Sales volumes decreased primarily due to the de-selection of certain business and our restructuring efforts.  Average selling prices increased in all regions on a local currency basis and across most markets primarily due to certain price increase initiatives and our focus on higher value markets, partially offset by the impact of a stronger U.S. dollar against major European currencies.  The increase in adjusted EBITDA was primarily due to higher contribution margins from our focus on higher value business and lower fixed costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended December 31, 2014 compared to the same period in 2013 was primarily due to lower sales volumes, partially offset by higher average selling prices.  Sales volumes decreased primarily due to the de-selection of lower value business and destocking within the fibers and dyes supply chain.  Average selling prices increased primarily in response to higher raw material costs.  The decrease in adjusted EBITDA was primarily due to $12 million of inventory revaluation costs as a result of our successful efforts to reduce our investment in inventory and higher raw material costs.

Pigments and Additives

Pro forma for the acquisition of Rockwood Performance Additives and Titanium Dioxide businesses, revenues decreased in our Pigments and Additives division for the three months ended December 31, 2014 compared to the same period in 2013 due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily as a result of lower end use demand in Europe which is our largest market.  Average selling prices decreased primarily as a result of high titanium dioxide industry inventory levels and the impact of a stronger U.S. dollar against major European currencies.  The decrease in pro forma adjusted EBITDA was primarily due to lower contribution margins for titanium dioxide, whereas the combined adjusted EBITDA for additives was essentially flat.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other increased by $2 million to a loss of $48 million for the three months ended December 31, 2014 compared to a loss of $50 million for the same period in 2013.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2014, we had $1,601 million of combined cash and unused borrowing capacity compared to $1,048 million at December 31, 2013.

In November 2014, we issued $400 million of 5.125% senior notes due 2022.  We used the proceeds to redeem all of our outstanding 8.625% senior subordinated notes due 2020, pay associated accrued interest and for general corporate purposes.  We expect to save approximately $12 million in annual interest expense as a result of this refinancing.

On October 1, 2014, we successfully completed the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood for $1.04 billion in cash and subject to certain purchase price adjustments.  The acquisition was funded by a new $1.2 billion term loan due 2021.

Total capital expenditures for the three months ended December 31, 2014 were $250 million and for the year ended December 31, 2014 were $601 million.  We expect to spend approximately $525 million on base capital expenditures in 2015, net of reimbursements.  In addition, in 2015 we expect to spend approximately $100 million combined on our new Chinese MDI facility, the completion of the Augusta, Georgia color pigments facility and replacement of Rockwood computer systems.

Now that we have completed the preliminary allocation of the purchase accounting for the Rockwood Performance Additives and Titanium Dioxide businesses, we expect our annual depreciation and amortization rate to be approximately $450 million.

Income Taxes

During the three months ended December 31, 2014 we recorded an income tax expense of $12 million and paid $9 million in cash for income taxes.  Our adjusted effective income tax rate for the three months and year ended December 31, 2014 were 34% and 30% respectively.

We expect our long term adjusted effective tax rate to be approximately 30%.  We expect our 2015 adjusted effective tax rate to be slightly higher as a result of reduced earnings from our Pigments and Additives division which has a meaningful concentration of business in countries (primarily in Europe) where we have tax valuation allowances which prevent us from recording a tax benefit on pre-tax losses.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2014 financial results on Wednesday, February 18, 2015 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 680 - 0865
International participants	(617) 213 - 4853
Passcode	13264497

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PCWMPQHEM

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning February 18, 2015 and ending February 25, 2015.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	99851834

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts, unaudited	2014	2013	2014	2013

Revenues	$2,951	$2,705	$11,578	$11,079
Cost of goods sold	2,502	2,259	9,659	9,326
Gross profit	449	446	1,919	1,753
Operating expenses	317	284	1,128	1,092
Restructuring, impairment and plant closing costs	67	41	158	151
Operating income	65	121	633	510
Interest expense	(57)	(44)	(205)	(190)
Equity in income of investment in unconsolidated affiliates	—	2	6	8
Loss on early extinguishment of debt	(28)	(16)	(28)	(51)
Other (expense) income	(2)	—	(2)	2
(Loss) income before income taxes	(22)	63	404	279
Income tax expense	(12)	(20)	(51)	(125)
(Loss) income from continuing operations	(34)	43	353	154
Loss from discontinued operations, net of tax(3)	(1)	(1)	(8)	(5)
Net (loss) income	(35)	42	345	149
Net income attributable to noncontrolling interests, net of tax	(3)	(1)	(22)	(21)
Net (loss) income attributable to Huntsman Corporation	$(38)	$41	$323	$128

Adjusted EBITDA(1)	$292	$313	$1,340	$1,213

Adjusted net income(1)	$81	$118	$478	$390

Basic (loss) income per share	$(0.16)	$0.17	$1.33	$0.53
Diluted (loss) income per share	$(0.16)	$0.17	$1.31	$0.53
Adjusted diluted income per share(1)	$0.33	$0.48	$1.94	$1.61

Common share information:
Basic shares outstanding	243.0	240.2	242.1	239.7
Diluted shares	243.0	243.9	246.0	242.4
Diluted shares for adjusted diluted income per share	246.9	243.9	246.0	242.4

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions, unaudited	2014	2013	(Worse)	2014	2013	(Worse)

Segment Revenues:
Polyurethanes	$1,201	$1,230	(2)%	$5,032	$4,964	1%
Performance Products	712	741	(4)%	3,072	3,019	2%
Advanced Materials	295	301	(2)%	1,248	1,267	(1)%
Textile Effects	203	209	(3)%	896	811	10%
Pigments & Additives	573	295	94%	1,549	1,269	22%
Eliminations and other	(33)	(71)	54%	(219)	(251)	13%

Total	$2,951	$2,705	9%	$11,578	$11,079	5%

Segment Adjusted EBITDA(1):
Polyurethanes	$171	$173	(1)%	$722	$740	(2)%
Performance Products	111	116	(4)%	473	403	17%
Advanced Materials	43	33	30%	199	131	52%
Textile Effects	6	8	(25)%	58	16	263%
Pigments & Additives	9	33	(73)%	76	111	(32)%
Corporate, LIFO and other	(48)	(50)	4%	(188)	(188)	—

Total	$292	$313	(7)%	$1,340	$1,213	10%

See end of press release for footnote explanations

Table 3 — Pro Forma (2) Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions, unaudited, pro forma	2014	2013	(Worse)	2014	2013	(Worse)

Segment Revenues:
Polyurethanes	$1,201	$1,237	(3)%	$5,053	$4,991	1%
Performance Products	712	741	(4)%	3,072	3,019	2%
Advanced Materials	295	301	(2)%	1,248	1,267	(1)%
Textile Effects	203	209	(3)%	896	811	10%
Pigments & Additives	559	635	(12)%	2,673	2,761	(3)%
Eliminations and other	(33)	(71)	54%	(219)	(251)	13%

Pro forma total	$2,937	$3,052	(4)%	$12,723	$12,598	1%

Segment Adjusted EBITDA(2):
Polyurethanes	$171	$174	(2)%	$728	$746	(2)%
Performance Products	111	116	(4)%	473	403	17%
Advanced Materials	43	33	30%	199	131	52%
Textile Effects	6	8	(25)%	58	16	263%
Pigments & Additives	17	60	(72)%	225	215	5%
Corporate, LIFO and other	(48)	(50)	4%	(188)	(188)	—

Pro forma total	$300	$341	(12)%	$1,495	$1,323	13%

See end of press release for footnote explanations

Table 4 — Factors Impacting Sales Revenues

	Three months ended
	December 31, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other(c)	Volume(b)	Total

Polyurethanes	(2)%	(2)%	(3)%	5%	(2)%
Performance Products	4%	(2)%	2%	(8)%	(4)%
Advanced Materials	3%	(4)%	4%	(5)%	(2)%
Textile Effects	9%	(3)%	—	(9)%	(3)%
Pigments & Additives	1%	(9)%	110%	(8)%	94%
Total Company	2%	(3)%	12%	(2)%	9%

	Twelve months ended
	December 31, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other(c)	Volume(b)	Total

Polyurethanes	(2)%	—	1%	2%	1%
Performance Products	4%	—	(1)%	(1)%	2%
Advanced Materials	5%	—	4%	(10)%	(1)%
Textile Effects	15%	(1)%	—	(4)%	10%
Pigments & Additives	(6)%	2%	26%	—	22%
Total Company	2%	—	3%	—	5%

(a)   Excludes sales from tolling arrangements, by-products and raw materials.

(b)   Excludes sales from by-products and raw materials.

(c)   Includes full revenue impact from the October 1, 2014 acquisition of the Performance Additives and Titanium Dioxide businessess of Rockwood Holdings, Inc.

Table 5 — Factors Impacting Pro Forma (2) Sales Revenues

	Three months ended
	December 31, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited, pro forma	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(2)%	(2)%	(4)%	5%	(3)%
Performance Products	4%	(2)%	2%	(8)%	(4)%
Advanced Materials	3%	(4)%	4%	(5)%	(2)%
Textile Effects	9%	(3)%	—	(9)%	(3)%
Pigments & Additives	(8)%	NA	2%	(6)%	(12)%
Total Company	(2)%	NA	1%	(3)%	(4)%

	Twelve months ended
	December 31, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited, pro forma	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(2)%	—	1%	2%	1%
Performance Products	4%	—	(1)%	(1)%	2%
Advanced Materials	5%	—	4%	(10)%	(1)%
Textile Effects	15%	(1)%	—	(4)%	10%
Pigments & Additives	(2)%	NA	—	(1)%	(3)%
Total Company	2%	NA	(1)%	—	1%

NA = foreign exchange rate data not available

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 6 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net (Loss) Income		Diluted (Loss) Income
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$141	$225	$(12)	$(20)	$(38)	$41	$(0.16)	$0.17
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	40	7	(4)	(3)	36	4	0.15	0.02
Loss from discontinued operations, net of tax(3)	1	2	N/A	N/A	1	1	—	—
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(1)	—	1	—	—
Gain on disposition of businesses/assets	(1)	—	—	—	(1)	—	—	—
Loss on early extinguishment of debt	28	16	(10)	(6)	18	10	0.07	0.04
Certain legal settlements and related expenses	—	1	—	—	—	1	—	—
Amortization of pension and postretirement actuarial losses	14	18	—	(7)	14	11	0.06	0.05
Restructuring, impairment and plant closing and transition costs	69	44	(18)	5	51	49	0.21	0.20

Adjusted(1)	$292	$313	$(44)	$(32)	$81	$118	$0.33	$0.48

Adjusted income tax expense					44	32
Net income attributable to noncontrolling interests, net of tax					3	1

Adjusted pre-tax income(1)					$128	$151

Adjusted effective tax rate					34%	21%

		Income Tax	Net Income	Diluted Income
	EBITDA	Benefit (Expense)	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts, unaudited	2014	2014	2014	2014

GAAP(1)	$293	$40	$188	$0.76
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	10	(2)	8	0.03
Impact of certain foreign tax credit elections	N/A	(94)	(94)	(0.38)
Certain legal settlements and related expenses	1	—	1	—
Amortization of pension and postretirement actuarial losses	12	(2)	10	0.04
Restructuring, impairment and plant closing and transition costs	40	(6)	34	0.14

Adjusted(1)	$356	$(64)	$147	$0.60

Adjusted income tax expense			64
Net income attributable to noncontrolling interests, net of tax			6

Adjusted pre-tax income(1)			$217

Adjusted effective tax rate			29%

			Income Tax		Net Income		Diluted Income
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$1,022	$889	$(51)	$(125)	$323	$128	$1.31	$0.53
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	67	21	(10)	(5)	57	16	0.23	0.07
Impact of certain foreign tax credit elections	N/A	N/A	(94)	—	(94)	—	(0.38)	—
Loss from discontinued operations, net of tax(3)	10	5	N/A	N/A	8	5	0.03	0.02
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(3)	—	6	—	0.02
Gain on disposition of businesses/assets	(3)	—	1	—	(2)	—	(0.01)	—
Loss on early extinguishment of debt	28	51	(10)	(19)	18	32	0.07	0.13
Certain legal settlements and related expenses	3	9	—	(2)	3	7	0.01	0.03
Amortization of pension and postretirement actuarial losses	51	74	(10)	(20)	41	54	0.17	0.22
Restructuring, impairment and plant closing and transition costs	162	164	(38)	(22)	124	142	0.50	0.59

Adjusted(1)	$1,340	$1,213	$(212)	$(196)	$478	$390	$1.94	$1.61

Adjusted income tax expense					212	196
Net income attributable to noncontrolling interests, net of tax					22	21

Adjusted pre-tax income(1)					$712	$607

Adjusted effective tax rate					30%	32%

See end of press release for footnote explanations

Table 7 — Pro Forma (2) Reconciliation of U.S. GAAP to Non-GAAP Measures

	Pro Forma EBITDA
	Three months ended
	December 31,
In millions, except per share amounts, unaudited, pro forma	2014	2013

GAAP(1)	$191	$247
Adjustments:
Allocation of general corporate overhead	—	7
Acquisition and integration expenses, purchase accounting adjustments	(2)	3
Loss from discontinued operations, net of tax(3)	1	2
Gain on disposition of businesses/assets	(1)	—
Loss on early extinguishment of debt	28	16
Certain legal settlements and related expenses	—	1
Amortization of pension and postretirement actuarial losses	14	21
Restructuring, impairment and plant closing and transition costs	69	44

Pro forma adjusted(2)	$300	$341

Pro Forma EBITDA
Three months ended
September 30,
In millions, except per share amounts, unaudited pro forma	2014

GAAP(1)	$333
Adjustments:
Allocation of general corporate overhead	5
Acquisition and integration expenses, purchase accounting adjustments	4
Certain legal settlements and related expenses	1
Amortization of pension and postretirement actuarial losses	13
Restructuring, impairment and plant closing and transition costs	40

Pro forma adjusted(2)	$396

	Pro Forma EBITDA
	Twelve months ended
	December 31,
In millions, except per share amounts, unaudited pro forma	2014	2013

GAAP(1)	$1,214	$956
Adjustments:
Allocation of general corporate overhead	20	24
Acquisition and integration expenses, purchase accounting adjustments	7	11
Loss from discontinued operations, net of tax(3)	10	5
Gain on disposition of businesses/assets	(3)	—
Loss on early extinguishment of debt	28	68
Certain legal settlements and related expenses	3	9
Amortization of pension and postretirement actuarial losses	54	84
Restructuring, impairment and plant closing and transition costs	162	166

Pro forma adjusted(2)	$1,495	$1,323

See end of press release for footnote explanations

Table 8 — Reconciliation of Net Income to EBITDA

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, unaudited	2014	2013	2014	2014	2013

Net (loss) income attributable to Huntsman Corporation	$(38)	$41	$188	$323	$128
Interest expense	57	44	49	205	190
Income tax expense (benefit) from continuing operations	12	20	(40)	51	125
Income tax benefit from discontinued operations(3)	—	(2)	—	(2)	(2)
Depreciation and amortization	110	122	96	445	448

EBITDA(1)	141	225	293	1,022	889

Pro forma adjustments to:
Net income (loss) attributable to Huntsman Corporation	26	(1)	15	75	(28)
Interest expense	1	11	11	34	53
Income tax expense from continuing operations(3)	13	2	4	43	2
Depreciation and amortization	10	10	10	40	40

Pro forma EBITDA(2)	$191	$247	$333	$1,214	$956

See end of press release for footnote explanations

Table 9 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2014	2014	2013
		(unaudited)

Cash	$870	$592	$529
Accounts and notes receivable, net	1,707	1,676	1,575
Inventories	2,025	1,788	1,741
Other current assets	437	438	314
Property, plant and equipment, net	4,423	3,703	3,824
Other assets	1,540	1,212	1,205

Total assets	$11,002	$9,409	$9,188

Accounts payable	$1,275	$1,176	$1,113
Other current liabilities	790	672	769
Current portion of debt	267	274	277
Long-term debt	4,933	3,752	3,633
Other liabilities	1,786	1,139	1,267
Total equity	1,951	2,396	2,129

Total liabilities and equity	$11,002	$9,409	$9,188

Table 10 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2014	2014	2013
		(unaudited)

Debt:
Senior credit facilities	$2,528	$1,339	$1,351
Accounts receivable programs	229	235	248
Senior notes	1,596	1,219	1,061
Senior subordinated notes	531	890	891
Variable interest entities	207	220	247
Other debt	109	123	112

Total debt - excluding affiliates	5,200	4,026	3,910

Total cash	870	592	529

Net debt- excluding affiliates	$4,330	$3,434	$3,381

Table 11 — Summarized Statement of Cash Flows

	Three months ended	Year ended
	December 31,	December 31,
In millions, unaudited	2014	2014	2013

Total cash at beginning of period(a)	$592	$529	$396

Net cash provided by operating activities	417	760	708
Net cash used in investing activities	(1,269)	(1,606)	(566)
Net cash provided by (used in) financing activities	1,135	1,197	(6)
Effect of exchange rate changes on cash	(5)	(11)	(3)
Change in restricted cash	—	1	—

Total cash at end of period(a)	$870	$870	$529

Supplemental cash flow information:
Cash paid for interest	$(63)	$(208)	$(187)
Cash paid for income taxes	$(9)	$(165)	$(78)
Cash paid for capital expenditures	$(250)	$(601)	$(471)
Depreciation and amortization	$110	$445	$448

Changes in primary working capital:
Accounts and notes receivable	$163	$2	$(11)
Inventories	92	(20)	77
Accounts payable	(45)	86	(12)

Total cash provided by primary working capital	$210	$68	$54

(a) Includes restricted cash.

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  (a) acquisition and integration expenses, purchase accounting adjustments; (b) loss (gain) on initial consolidation of subsidiaries; (c) EBITDA from discontinued operations; (d) loss (gain) on disposition of businesses/assets; (e) loss on early extinguishment of debt; (f) extraordinary loss (gain) on the acquisition of a business; (g) certain legal settlements and related expenses; (h) amortization of pension and postretirement actuarial losses (gains); and (i) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: (a) acquisition and integration expenses, purchase accounting adjustments; (b) impact of certain foreign tax credit elections; (c) loss (gain) on initial consolidation of subsidiaries; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) extraordinary loss (gain) on the acquisition of a business; (i) certain legal settlements and related expenses; (j) amortization of pension and postretirement actuarial losses (gains); and (k) restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   Pro forma adjusted as if it had occurred at the beginning of the relevant period to include the October 1, 2014 acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.; exclude the related sale of our TR52 product line — used in printing inks — to Henan Billions Chemicals Co., Ltd. in December 2014; and exclude the allocation of general corporate overhead by Rockwood.

(3)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2014 revenues of approximately $13 billion including the acquisition of Rockwood’s performance additives and titanium dioxide businesses. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 100 manufacturing and R&D facilities in more than 30 countries and employ approximately 16,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.